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                 [LETTERHEAD OF GAUNT & COMPANY, LTD.]




                               June 27, 1997



Securities Exchange Commission
Washington, D.C. 20549

     We have been provided with a copy of the Form 8-K of HCB
Bancshares, Inc., pertaining to Item 4 "Changes in Registrant's
Certifying Accountant". We affirm and agree with the disclosures stated therein.


/s/ Gaunt & Company, Ltd.

Gaunt & Company, Ltd.
Little Rock, Arkansas




                 [LETTFOOT OF GAUNT & COMPANY, LTD.]